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                                                                   EXHIBIT 23.01





We hereby consent to the incorporation by reference in the following registration statements and related prospectuses of our report dated March 2, 2001 (except as to Note 21, for which the date is April 2, 2001) on the consolidated balance sheets of Surety Capital Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for the years then ended, which report is included in this Annual Report on Form 10-KSB.



Form S-8 - File No. 33-63695
Form S-8 - File No. 333-20615
Form S-8 - File No. 333-57253

                                      Fisk & Robinson, P.C.

Dallas, Texas
April 13, 2001